Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
SECOND QUARTER OF FISCAL 2007

Boulder, Colo., (February 5, 2007) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the second quarter of fiscal 2007.

Array reported revenue of $7.6 million for the second quarter of fiscal 2007, compared to revenue of $11.9 million for the same period in fiscal 2006.  This resulted from shifting resources from external funded research to advance and expand Array’s internal proprietary drug discovery programs.  In addition, in the same quarter last year, Array recognized license and milestone payments from AstraZeneca and Genentech.  These payments have been fully recognized prior to this quarter.  Today, Array is advancing four wholly-owned drugs in clinical development and a portfolio of discovery programs.  As a result, Array’s investment in proprietary research and development reached $14.8 million, nearly twice the investment in research and development compared to the same quarter last year.  Array reported a net loss of $15.9 million, or ($0.40) per share, for the second quarter, compared to a net loss of $8.7 million, or ($0.23) per share, for the same quarter in fiscal 2006. Array ended the second quarter of fiscal 2007 with $84.4 million in cash, cash equivalents and marketable securities.

Array initiated a focused effort on creating and developing its own drugs in 2002.  Over the past four years, Array has increased its investment in proprietary research, producing a pipeline of five drugs in clinical development and a growing portfolio of discovery programs.  Array’s disciplined use of capital has created this portfolio of products with a modest investment of $118 million since the inception of the Company.

“We made tremendous progress during 2006, achieving our goal of having five drugs in clinical development by year-end,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “Over the next 12 months, we anticipate having catalysts on six wholly-owned Array drugs, including advancing two drugs into Phase 2 clinical trials and filing two additional INDs.”

Second Quarter and Subsequent Accomplishments:

•                  Array held its first Analyst Day on December 5, 2006 in New York City and reviewed five major development programs.  A webcast of the event is available on Array’s website:  www.arraybiopharma.com.

Advancing Proprietary Research Programs

•                  ARRY-886 (AZD6244), a novel MEK inhibitor, continued in randomized Phase 2 studies initiated by AstraZeneca in patients with malignant melanoma, colorectal, pancreatic or non-small cell lung cancers.

•                  Advanced ARRY-543, an oral, selective, reversible, small molecule tyrosine kinase inhibitor of both ErbB-2 (Her-2/neu) and EGFR, in a Phase 1 clinical trial.  Array reported positive Phase 1 interim results at its Analyst Day on December 5, 2006:  The compound demonstrated good drug exposure, and four patients had stable disease at well tolerated doses.

•                  Continued a Phase 1 clinical trial in healthy volunteers for Array’s first-in-class MEK inhibitor for inflammatory disease, ARRY-162.  There have been no serious adverse events through 14 days of continuous dosing and cytokine production was significantly inhibited after ex-vivo stimulation of clinical samples.  Array presented these results at the 14th International Inflammation Research Association Conference on October 19, 2006.

•                  Initiated a Phase 1b combination trial with ARRY-162 and methotrexate in rheumatoid arthritis patients, which will evaluate safety, tolerability, pharmacokinetics, biomarkers and initial signs of efficacy.

•                  Initiated a Phase 1 clinical trial in healthy volunteers for Array’s lead p38 inhibitor, ARRY-797, for inflammatory disease, which will evaluate safety, tolerability, pharmacokinetics and biomarkers.

•                  Filed an IND which is now effective for ARRY-520, a small molecule Kinesin Spindle Protein (KSP) inhibitor, and anticipate starting a Phase 1 clinical trial for cancer patients during the first half of 2007.

Partnered Research

•                  InterMune, Inc. initiated patient dosing in January 2007 on a Phase 1a clinical trial with ITMN-191, an orally available hepatitis C virus (HCV) protease inhibitor, entitling Array to a $500,000 milestone payment to be recognized in the quarter ending March 31, 2007.

Strengthening Clinical Leadership

•                  Expanded capabilities in clinical development. Array hired Sandra Rojas-Caro, M.D., as Director of Exploratory Medicine.  She has previous experience from Pfizer in the fields of metabolic and inflammatory diseases.  Dr. Rojas-Caro will help lead Array’s inflammation clinical portfolio in translational medicine, incorporating the latest biomarker and biomedical techniques.

Array reported revenue of $18.6 million for the six-month period ended December 31, 2006, compared to revenue of $23.2 million for the same period in fiscal 2006.  Net loss for the six months ended December 31, 2006, was $24.1 million, or ($0.61) per share, compared to a net loss of $18.4 million, or ($0.48) per share, reported in the same period in fiscal 2006.

Array will hold a conference call on Tuesday, February 6, 2007, at 9:00 a.m. eastern time to discuss these results.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:	Tuesday, February 6, 2007
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 500-0177
Toll:	(719) 457-2679
Pass Code:	4367554
Web Cast:	www.arraybiopharma.com

A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free (888) 203-1112 or (719) 457-0820.  The access code is 4367554.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2006, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of February 5, 2007. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenue:
Collaboration revenue	$7,546	$9,232	$15,535	$17,515
License and milestone revenue	12	2,708	3,049	5,667
Total revenue	7,558	11,940	18,584	23,182

Operating expenses *
Cost of revenue (1)	6,218	10,013	12,485	19,403
Research and development for proprietarydrug discovery (2)	14,785	7,802	25,638	16,427
Selling, general and administrative expenses (3)	3,283	3,379	6,252	6,833
Total operating expenses	24,286	21,194	44,375	42,663

Loss from operations	(16,728)	(9,254)	(25,791)	(19,481)

Interest expense	(249)	(153)	(489)	(282)
Interest income	1,105	696	2,177	1,380
Net loss	$(15,872)	$(8,711)	$(24,103)	$(18,383)

Basic and diluted net loss per share	$(0.40)	$(0.23)	$(0.61)	$(0.48)
Number of shares used to compute per share data	39,471	38,617	39,309	38,557

*Includes stock-based compensation expense
(1) Cost of revenue	$262	$546	$591	$1,071
(2) Research and development for proprietarydrug discovery	411	320	781	733
(3) Selling, general and administrative expenses	518	799	1,021	1,607
Total	$1,191	$1,665	$2,393	$3,411

Summary Balance Sheet Data

(in thousands)

	December 31,	June 30,
	2006	2006
Cash, cash equivalents and marketable securities	$84,400	$70,100
Property, plant and equipment, gross	68,245	66,139
Working capital	68,220	56,008
Total assets	114,614	102,173
Long term debt	15,000	14,150
Stockholders’ equity	50,285	68,641

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